UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 29, 2019

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	001-38733	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.02.     Termination of a Material Definitive Agreement.

Termination of Credit Agreements

On December 21, 2016, Aceto Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (as amended, the “A&R Credit Agreement”), by and among the Company, certain other loan parties party thereto, the lenders party thereto from time to time (the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders.

On February 21, 2019, the Company and certain of its U.S. subsidiaries entered into a Senior Secured, Priming and Superpriority Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”) with the lenders party thereto from time to time (the “DIP Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the DIP Lenders.

On April 29, 2019, the Company repaid all amounts then owed under the A&R Credit Agreement and the DIP Credit Agreement, totaling approximately $234.55 million in the aggregate, which included approximately $1.947 million to cash collateralize outstanding letters of credit. In connection with such repayment, each of the A&R Credit Agreement and the DIP Credit Agreement, together with all loan documents executed in connection therewith, including all notes and security agreements, were terminated and cancelled in full and all security interests were terminated and released.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2019, in connection with the final sale of substantially all of the Company’s operating assets, the employment of Fran Scally, the Company’s Chief Accounting Officer, was terminated. Ms. Scally will assume a similar position for the buyer of the Company’s operating assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: May 3, 2019	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO